Varsity Group Inc. Receives Non-Compliance Letter From Nasdaq Global Market

WASHINGTON, DC -- 08/24/2007 -- Varsity Group Inc. (NASDAQ: VSTY) announced that on August 20, 2007, it received a letter from the Nasdaq Global Market which indicated that as of June 30, 2007, the Company did not comply with the minimum of $10,000,000 stockholders' equity requirement for continued listing on the Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). As of June 30, 2007, the Company's stockholders' equity was $8,378,000.

The Company has until September 4, 2007 to provide the Nasdaq Global Market with a specific plan to achieve and sustain compliance with all the Nasdaq Global Market listing requirements, including the stockholders' equity requirement. Additionally, the Company has the option to apply for transfer to the Nasdaq Capital Market. The Company believes it currently meets all listing requirements to be eligible for listing on the Nasdaq Capital Market.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brands Varsity Books and Campus Outfitters, Varsity provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbook, school supply and full-service school uniform services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

Contact:
Jim Craig
Chief Financial Officer
President and CEO
jim.craig@varsitygroup.com
202-349-1231